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                                 [LETTERHEAD]


                                              October 4, 1988


Dean Witter Intermediate Income Securities
One World Trade Center
New York, NY 10048


Gentlemen:

     Dean Witter Intermediate Income Securities (the "Trust") is a trust created under a written Declaration of Trust finally executed in Boston, Massachusetts on September 1, 1988, (the "Trust Agreement"). The Trustees have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions therein provided. We have acted as special Massachusetts counsel for the Trust with respect to the organization of the Trust, and in such capacity we are furnishing you with this opinion.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion, including the Trust Agreement. Copies of the Trust Agreement have been duly filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of the City of Boston. All filing requirements under the laws of Massachusetts have been complied with (except that no opinion is expressed with respect to compliance with the requirements of the Massachusetts Uniform Securities Act).

     Under Article VI, Section 6.1 of the Trust Agreement, the beneficial interest in the Trust is represented by an unlimited number of transferable shares, $.01 par value. Under Article VI, Section 6.4, the Trustees are empowered in their discretion to issue shares of beneficial interest to such party or parties and for such amount and type of consideration, including cash or property, at such time or times and on such terms as the Trustees may deem best.
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                                 GASTON & SNOW

Dean Witter Intermediate
  Income Securities                   -2-                       October 4, 1988


     Based on the foregoing, and with respect to Massachusetts law (except that no opinion is expressed with respect to compliance with the Massachusetts Uniform Securities Act) only, to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, we are of the opinion that, under existing law:

    1. The Trust is a trust with transferable shares of beneficial interest, organized in compliance with the laws of the Commonwealth of Massachusetts, and the Trust Agreement is legal and valid.

    2. Shares of beneficial interest which are to be registered under the Securities Act of 1933, as amended, under a registration statement on Form N-1A which the Trust has filed with the Securities and Exchange
    Commission (the "Registration Statement") may be legally and validly issued pursuant to the terms of the Underwriting Agreement referred to in the Registration Statement upon receipt by the Trust of payment in compliance with Article VI, Section 6.4 of the Trust Agreement. We are further of the opinion that such shares when so issued will be fully paid and nonassessable by the Trust.

    We understand that Sheldon Curtis, Esquire, will rely on this opinion solely in connection with his opinion to be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such use of this opinion, and we also consent to the filing of this opinion with the Securities and Exchange Commission.


                                              Very truly yours,

                                              /s/ Gaston & Snow